As filed with the Securities and Exchange Commission on December 17, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

CORMEDIX INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5894890
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Connell Drive, Suite 5000 Berkeley Heights, NJ	07922
(Address of principal executive offices)	(Zip Code)

CorMedix Inc. 2019 Omnibus Stock Incentive Plan

(Full title of the plan)

Dr. Phoebe Mounts, Esq.

Executive Vice President and General Counsel

CorMedix Inc.

400 Connell Drive, Suite 5000

Berkeley Heights, NJ 07922

(908) 517-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Steven A. Navarro

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

_____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Nonaccelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,000,000	$6.18	$18,540,000	$2,406.49

(1) The remaining 522,606 shares under the Registrant’s 2013 Stock Incentive Plan were registered under Registration Statement No. 333-192840.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (the “Registration Statement”) also covers any additional shares of the Registrant’s common stock that may become issuable under the Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(3) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the common stock on the NYSE American LLC on December 11, 2019 in accordance with Rule 457(c) and 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by CorMedix Inc. (the “Company” or the “Registrant”) to participants in the plan covered by the registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)        The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 14, 2019;

(b)       The Company’s amended Form 10-K/A for the fiscal year ended December 31, 2018, filed pursuant to Section 13 of the Exchange Act on May 29, 2019;

(c)        The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019, filed pursuant to Section 13 of the Exchange Act on May 13, 2019, August 14, 2019 and November 14, 2019, respectively;

(d)       The Company’s Current Reports on Form 8-K filed pursuant to Section 13 of the Exchange Act on January 3, January 16, January 17, January 30, February 14, March 4, March 21, March 25, April 11, April 17, July 9, August 15, September 11, September 20, September 25, October 1, October 16, November 6 and November 27, 2019;

(e)        The Company’s definitive proxy statement on Schedule 14A for the Company’s 2019 Annual Meeting of Shareholders, filed with the Commission pursuant to Section 14 of the Exchange Act on October 17, 2019; and

(f)        The description of the Company’s common stock contained in Item 1 of its Registration Statement on Form 8-A (File No. 333-163380) filed with the Commission pursuant to Section 12(b) of the Exchange Act on March 19, 2010 and any amendments or reports filed for the purpose of updating that description.

All documents filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Company discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the SEC be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the DGCL also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

The Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and of the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP.
10.1	CorMedix Inc. 2019 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 27, 2019).
23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (see page S-1).

_______________________

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being Registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Berkeley Heights, State of New Jersey, on the 17th day of December 2019.

CORMEDIX INC.

By:	/s/ Khoso Baluch
Khoso Baluch Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Khoso Baluch and Phoebe Mounts, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Khoso Baluch	Director and Chief Executive Officer	December 17, 2019
Khoso Baluch	(Principal Executive Officer)

/s/ Robert W. Cook	Chief Financial Officer	December 17, 2019
Robert W. Cook	(Principal Financial Officer and Principal Accounting Officer)

/s/ Janet Dillione	Director	December 17, 2019
Janet Dillione

/s/ Alan W. Dunton	Director	December 17, 2019
Alan W. Dunton

/s/ Myron Kaplan	Director and Chairman of the Board
Myron Kaplan		December 17, 2019

/s/ Mehmood Khan	Director
Mehmood Khan		December 17, 2019

/s/ Steven Lefkowitz	Director
Steven Lefkowitz		December 17, 2019

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